Exhibit 99.1

MetroCorp Bancshares, Inc. Announces Appointment of New CEO for Metro United Bank

George M. Lee, Executive Vice Chairman, President and CEO of MetroCorp Bancshares, Inc. announced today the appointment of Cary Ching as Chief Executive Officer for its California subsidiary Metro United Bank.

Mr. Ching received his B.S., Chemical Engineering degree from the National Taiwan University and MBA from the National Cheng-Chi University both in Taipei, Taiwan. He started his banking career with the Bank of America in Taipei, Taiwan in the early 1970’s and has held senior management positions with U.S. community banks since 1978 following his immigration to the U.S. He was the Executive Vice President, Chief Credit Officer and Head of Commercial Banking for Security Pacific Asian Bank in Los Angeles, CA from 1980-1991; the President and CEO of Grand National Bank in Alhambra, CA from 1991-2001; and President and CEO of Omni Bank, N.A. in Alhambra, CA from 2002 until he decided to join Metro United Bank.

“Mr. Ching brings with him years of proven experience and leadership in the California Asian ethnic banking industry. As CEO at his two previous banks he has earned the respect from bank regulators, customers and co-workers.” Lee commented, “We are excited to have Cary join us especially because of his knowledge in various areas including the underwriting and monitoring of commercial real estate loans. During the past few years, MetroCorp Bancshares has strengthened its international and electronic banking platforms and we are counting on Cary’s broad scope of experience to lead Metro United Bank with the support of our established executive team.”

Mr. Ching will assume the Chief Executive Officer position for Metro United Bank effective November 2, 2009 and will report directly to the Metro United Bank’s Chairman of the Board of Directors.